Exhibit 10.3

*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
and 240.24b-2

Aeolus Pharmaceuticals:
Proposed Evaluation and Operational Support in Quality Assurance, Program Management, and Document Management
February 23, 2011

The data contained in all pages of this proposal have been submitted in confidence and contain trade secrets and/or privileged or confidential commercial or financial information, and such data shall be used or disclosed only for evaluation purposes; provided, that if a contract is awarded to this proposer as a result of or in connection with the submission of this proposal, the Client shall have the right to use or disclose the data herein to the extent provided in the contract.  This restriction does not limit the Client’s right to use or disclose data obtained without restriction from any source, including the proposer.

1

1101 Wootton Parkway Rockville, MD 20852 Tel 1.240.314.5500 Fax 1.703.902.3486

February 23, 2011
John McManus
President & Chief Executive Officer
Aeolus Pharmaceuticals, Inc.
26361 Crown Valley Parkway, Suite 150
Mission Viejo, CA 92691

Reference: Aeolus Pharmaceuticals: Proposed Evaluation and Operational Support in Quality Assurance, Program Management, and Document Management

Mr. McManus:

Booz Allen Hamilton Inc. (Booz Allen) is pleased to submit this proposal to assist Aeolus Pharmaceuticals, Inc. (Aeolus) by providing consulting and operational support to Aeolus’s development efforts upon award of (a) Biodefense Advance Research and Development Authority (BARDA) Broad Agency Announcement(BAA) for the Advanced Research and Development of Chemical, Biological, Radiological, and Nuclear Medical Countermeasures BAA-BARDA-09-34, .

As part of this support, we will assist Aeolus in establishing its operations, required to support its development programs, by evaluating its existing operating procedures in the areas of quality assurance, program management and document management.  At the end of the evaluation phase, which is planned to take approximately four months, we will deliver our recommendations.  Following that, Booz Allen will assist Aeolus by providing initial document management tool installation support as described in the technical approach, integrate the developed earned value management system (EVMS) into Aeolus’s program management structure, provide EVMS support as described in the technical approach, as well as provide staff support to operationalize document management processes, integrate the developed EVMS into Aeolus’s program management structure, provide EVM support as described in the technical approach, and augment program management capabilities up to agreed-upon level of effort over 56 months following the evaluation phase.  We will apply our staff’s specialized knowledge and familiarity with similar product development projects throughout the engagement, and expect that it will be an important factor in supporting Aeolus’s implementation of a rigorous compliance and reporting process to match the requirements of BARDA and/or CBMS funders.

Booz Allen’s government contracting expertise will serve as the foundation of this effort, and the proposed team’s relevant product development experience will provide added depth to the support and analysis capabilities we deliver.

Booz Allen will devote its best professional efforts to this assignment.  All findings, conclusions, and recommendations will represent our best judgment based on the information available.  A copy of our standard terms and conditions, as agreed upon in our previous contract, is attached as Appendix I.  To authorize us to begin work and acknowledge your agreement to this proposal, including the terms and conditions, please sign the enclosed copy of this proposal letter and return it to us.  We will accept a fax copy sent to the attention of Raymond Payne, fax: (703) 902-3574 or a scanned copy sent to payne_proposal@bah.com, with an original document to follow in the mail to Raymond Payne, Booz Allen Hamilton, 8283 Greensboro Drive, McLean, VA  22102.

Please contact Oxana Pickeral (703) 303-0534 for questions on technical matters.  For contractual issues, contact Raymond Payne by phone at 703-377-7957 or by e-mail at payne_proposal@bah.com.  Raymond Payne is authorized to negotiate on behalf of the Firm for this proposal.

We appreciate this opportunity to support Aeolus in its work of advancing the development of its lead compound for multiple biodefense indications, and believe that we are well qualified to continue providing the expertise and experience this engagement deserves.  We look forward to receiving your authorization to proceed.

Sincerely,

Susan L. Penfield
Senior Vice President, Booz Allen Hamilton

Accepted & agreed:

By:	/s/ John McManus
John McManus, CEO & President, Aeolus Pharmaceuticals

Date:	February 23, 2011

Technical Approach

1.0  Background

Aeolus Pharmaceuticals (Aeolus) is preparing a final proposal submission to Biomedical Advanced Research and Development Authority (BARDA) Broad Agency Announcement (BAA) to fund its development program.  Aeolus requires consulting and operational support from Booz Allen should it receive one or both of these awards, and will include Booz Allen pricing estimate in their applications submitted to BARDA.

Current Situation:  BARDA Procurement for Medical Countermeasures Development

BARDA solicits the advanced research and development of medical countermeasures for chemical, biological, radiological, and nuclear agents that threaten the U.S. civilian population.  BARDA BAA for the Advanced Research and Development of Chemical, Biological, Radiological, and Nuclear Medical Countermeasures (CBRN MCM), BAA-BARDA-09-34, will support the development of candidate products and diagnostic tools to meet the challenging lifecycle requirements of CBRN MCM such as post-exposure efficacy, extended shelf life, storage, distribution, and dispensing.  BARDA anticipates that research and development activities awarded under this BAA will serve to advance candidate medical countermeasures towards Food and Drug Administration (FDA) approval and consideration for acquisition.

 2.0  Our Understanding

Booz Allen will provide Aeolus with evaluation, operational and transitional support during the establishment and enhancement of its quality assurance, document management, earned value management, and program management systems.  Quality assurance systems and well-defined standard operating procedures (SOPs), which regulate manufacturing, pre-clinical studies, clinical trials and auditing procedures, provide guidance for both program management and document management functions.  Although quality assurance functions may be contracted to outside vendors, establishment of an internal quality assurance position(s) to oversee external contributors, maintain SOPs and facilitate continuous process improvement and resolution of deviations is critical for all biopharmaceutical firms relying on outsourcing.

The figure below illustrates how these three functional areas interact and highlights the critical role quality assurance plays in guiding program management and document management.  At the highest level, BARDA establishes specific targets for program management through funding and reporting requirements.  In turn, the program management function helps ensure timely and accurate reporting to BARDA and directs the activities of subcontractors who submit regular, agreed-upon reports and supporting documents.  This information is collected and retained in the document management system according to rules and regulations.  The quality assurance function guides subcontractors, as well as program management and document management systems, through developed SOPs  facilitate satisfying government regulations and industry standards.  Due to the dynamic and intertwined nature of quality assurance, program management and document management systems, physical security and policies for identification, regulation and encryption of sensitive data surround and protect the entire operating infrastructure.

Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

Exhibit 1:  Operating Infrastructure:  Proposed Areas of Support

[…***…]

Quality Assurance

The major role of the quality assurance function is to establish objectives and policies to verify the quality of research, manufacturing and resultant data.  These policies are implemented, understood and maintained at all levels of the organization and apply to all aspects of the product development lifecycle.  Examples of key policies that will be reviewed include Good Practice (GXP) guidelines such as Good Laboratory Practices (GLP), Good Clinical Practices (GCP), Good Manufacturing Practices (GMP), as well as other local and international guidelines that impact business processes both internal and external to the company.  Quality assurance programs are responsible for performing quality audits to verify the quality system is in compliance with the established and customary requirements and to determine the effectiveness of the quality system.  The corporate quality assurance function is also responsible for having adequate staff who are qualified by training, education and experience to verify the work being performed is appropriate.  It is also key for the corporate quality assurance function to identify training needs for corporate and subcontractor staff based on staff/subcontractor responsibilities.  Although quality assurance is usually designated as a departmental function, it must be an integral part of the organization’s activities, and a shared responsibility of all involved in research, development and manufacturing.  It is, however, the pharmaceutical manufacturer’s ultimate responsibility to establish and maintain a quality assurance infrastructure that will apply to internal company operations as well as require quality processes of those companies that provide outsourced preclinical, clinical, and other development support.

Booz Allen understands the importance of quality assurance in the biopharmaceutical industry, especially for firms seeking FDA approval for new products and interacting with government funders.  Our proposed technical approach recognizes the inter-dependent nature of quality assurance, program management, and document management processes and the realities of establishing these systems in a resource-constrained, start-up company environment.

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Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

Document Management

The magnitude of documentation required throughout biopharmaceutical investigation, development and commercialization processes can be daunting for any firm to manage.  Compliant document management at all stages is especially important because data serves as the basis for the Investigational New Drug (IND) application and New Drug Application (NDA)/Biologic License Application (BLA) development and approval.  Throughout the drug development process from the discovery phase through marketing and distribution, key records and processes must be maintained by the company.  During the pre-clinical phase, documents must comply with FDA regulations, including GLP for Non-clinical Laboratory Studies (21 Code of Federal Regulations (CFR) Part 58) and INDs (21 CFR Part 312) for tracking, retrieval and approval.  These documents may include SOPs for animal care, lab tests, data handling and raw data records.  In the clinical phase, effective document control is critical for managing documents generated by multiple clinical trial sites and investigators.  In addition to GLP GCP requirements that clinical teams must comply with, the sponsor must manufacture the new agent in accordance with GMP requirements under 21 CFR Parts 210-211 for all materials produced by Aeolus.

Later stages, including commercialization, project launch and post-market phase, involve plans for mass production and distribution.  Even after approval is granted, the sponsor must continue submitting adverse event reports and quality-control records to FDA in compliance with Applications for FDA Approval to Market a New Drug (21 CFR Part 314) which regulates reporting of adverse drug experiences while still following GMPs.  In addition, manufacturers must maintain readily accessible production data and distribution data for the life of the product in the event of a recall.

FDA regulations, including 21 CFR Parts 210 and 211 and GXP guidelines, require sponsors to have specific controls for electronic systems throughout biopharmaceutical development and during the post marketing phase in order to ensure that data integrity is not compromised.  The document management system must validate and store all pre-clinical, clinical and post market surveillance data submitted by various subcontractors and vendors according to SOPs developed for each data type.

Due to the potential breadth and scale of a document management system for a pharmaceutical manufacturer, an evaluation around Aeolus’s document management process architecture and document management technology requirements is required to enable an appropriate solution scaling to Aeolus’s short and long term objectives and operating model.  Document management requirements across a number of dimensions should be considered during the evaluation, including the following:

•	Policies and procedures for identification of sensitive information and media, regulation of removable media, and encryption of sensitive data
•	Management processes to facilitate implementation of appropriate access procedures
•	Base information technology (IT) infrastructure, including hardware and software resources, physical security and access restrictions to satisfy current and future needs
•	Storage, audit, evaluation and analysis needs for information arising from non-clinical studies, clinical studies and other sources across multiple contractors
•	Training of employees and contractors on the appropriate use of the system

Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

Program Management

The multi-year, high risk and high investment nature of biopharmaceutical research and development requires corporate oversight across all contributors and locations to allow consistent product quality and a properly controlled development program approach.  This oversight must provide contract support and risk management, process and product development management and regulatory approval process management.  The program management function of a small biopharmaceutical company must assume the following responsibilities to see project goals are met and contract performance complies with all regulatory policies and government funders’ requirements:

•	Planning – Program management must define objectives, develop a plan to accomplish goals and work with vendors and subcontractors to follow an established timeline
•	Organizing – The organizing function involves identifying and securing necessary resources, determining tasks that must be completed, assigning the tasks and delegating authority appropriately
•	Controlling – The program management function involves tracking progress and comparing it to planned progress while assessing risk and ensuring proper documentation
•	Communicating – program management must plan progress reports for funding agencies and ensure that all regulatory requirements leading to FDA (and other regulators’) approval are met.

Earned Value Management

Earned Value Management is an industry best practice for evaluating the overall cost and schedule health of a program.  It is a way to measure a project’s performance against the project baseline, by integrating cost, schedule and scope.  EVM provides a quantitative picture of spending and performance (work completed) related to a baseline plan.  EVM provides the ability to track performance and offers insight into the program’s deviations from the cost plan and schedule plan, aids in predicting future performance based on trends and acts as an early warning sign to potential problems.

Through the implementation and use of an effective EVM system, Aeolus will integrate evaluation and management of both financial and performance risk into all aspects of the companies operation, both government funded and not.

3.0 Technical Approach

Booz Allen understands the unique needs of Aeolus in the areas of quality assurance, document management, earned-value management, and program management.  Our recommendations for supporting these functions are driven by knowledge of Aeolus’s needs and the specifics of and the specifics of anticipated government funding.  Based on Aeolus’s need both for immediate programmatic support upon contract award and evaluation of overarching corporate QA, DM, EVM, and PM systems, we propose a dual workstream approach to this work as described in Exhibit 2.

The first proposed workstream, the Evaluation & Implementation workstream, encompasses the evaluation and development of implementation recommendations for the quality assurance, document management, earned-value management, and program management functions of the company in relation to government funded medical product research and development.  This workstream is further divided into an evaluation stage (4 months), in which Booz Allen will evaluate Aeolus and recommend selection of subcontractors systems and approaches, and generate recommendations for appropriate systems and methodologies for use at Aeolus for successful functioning as a government contractor and developer of medical products.  This is followed by an implementation stage in which an EVM system is integrated into ongoing program management support (see below) and, if desired, document management and quality assurance system implementation can be facilitated.  This workstream is described in more detail in Section 3.1.

Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

Booz Allen also proposes a Support workstream, which focuses on facilitating the interaction between Aeolus and BARDA.  During the initial four months after contract award, coinciding with the Evaluation phase of the Evaluation & Implementation workstream, Booz Allen will provide program management support to facilitate the required reporting and government interactions necessary for successful interaction in the initial time period post-award.  After integration of the EVM system into Aeolus’s business procedures, Booz Allen will expand this support to include ongoing earned-value reporting to Aeolus for all government funded work.  Booz Allen will also provide staff support for the management and execution of document management as part of this workstream.  This workstream is described in more detail in Section 3.2.

Exhibit 2:  Project Technical Approach

[…***…]

Project Kick-Off

At task initiation, Booz Allen will work with Aeolus to identify key stakeholders, establish communication channels, and receive any feedback on the initial project plan.  Within three weeks of project award, the team will facilitate a kick-off meeting.  The objective of this meeting will be to introduce the Booz Allen project team, validate project objectives, update project schedule and deliverables and discuss the list of key stakeholders and experts to interview.  The team will clarify with Aeolus the list of any documentation that defines existing processes that fall within the scope of work.  In addition, we will review any identified challenges with current processes and gather a list of all document types that are part of the current process.  The team will request access to this information to facilitate timely evaluation.  The goal of the kick-off meeting and resulting action items is to develop a set of shared, updated expectations among all stakeholders as to the scope, goals, and resources needed to execute the tasks proposed in this proposal.

*Confidential Treatment Requested
Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

Key Deliverables:

•	Draft Project Plan
•	Kick-Off Meeting
•	Final Project Plan
•	Documentation of a shared set of expectations among all stakeholders
•	Documentation of resources needed to execute the tasks proposed

3.1  Evaluation and Implementation Workstream

3.1.1  Evaluation Stage

As described in Exhibit 3, Booz Allen has proposed to conduct an evaluation of Aeolus’s current process architecture, develop high-level operating requirements, develop an integrated SOP framework based on a prioritized list of key requirements, and deliver implementation recommendations for the development and operation of quality assurance, program management, earned value management, and document management systems implementation.  This stage of work is projected to take approximately four months beginning within three weeks of the BARDA contract award – or earlier if desired and funded by Aeolus.

Exhibit 3:  Evaluation and Implementation Workstream Technical Approach

[…***…]

*Confidential Treatment Requested
Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

(1)  Evaluate Aeolus’s Process Architecture

Booz Allen will conduct a 4-6 week assessment to baseline Aeolus’s process architecture in the areas of quality assurance, program management, earned value management, and document management.  Specifically, this assessment will identify Aeolus’s key stakeholders and partners, information needs, current information sharing mechanisms, existing high level quality assurance, program management, earned value management, and document management processes, and key government funders’ reporting requirements.  The result of this assessment will establish an understanding of Aeolus’s operational needs over time and provide a scope for the development of recommendations and implementation proposals in line with Aeolus’s short and long term needs.

To gather necessary information, the Booz Allen team will use the following techniques:  interviews with up to 10 key stakeholder groups (e.g., internal Aeolus staff, key subcontractors), information collection and engagement of key subject matter experts, and documentation review of information provided during the project kick-off and interview sessions.  Booz Allen will develop and follow a structured interview guide to enable comprehensive and consistent information gathering from group and individual interviews.

To complete the assessment, Booz Allen will require at a minimum the following information from key stakeholders groups:

•	Existing quality assurance, program management and document management concept of operations and process related documentation
•	Architectural and design specifications for the IT resources supporting the quality assurance, program management and document management processes
•	Current and planned data storage, archive, and search procedures and processes
•	Existing and/or planned enterprise architecture data
•	Best practices and industry standards Aeolus is working to meet
•	Emerging technology standards Aeolus is working to meet
•	List of relevant regulations, guidance, and industry standards Aeolus must and aims to meet
•
Aeolus’s current cost reporting and tracking systems information, specifically export file formats for use in capturing and tracking project and task level data, and the current structure of the program

(2)  Develop High-Level Operating Requirements

After developing an understanding of Aeolus’s process architecture in Step 1, we will develop high-level operating requirements in order to establish an SOP framework for quality assurance functions, develop a program management concept of operations, determine the appropriate earned-value management approach, and drive the evaluation and selection of a supporting document management product.

*Confidential Treatment Requested
Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

Quality Assurance

We will host up to […***…] working sessions with Aeolus stakeholders to define high level quality assurance operating requirements that will inform our quality assurance recommendations and support the development of an SOP framework for quality assurance functions.  During the working sessions, we will work with Aeolus quality assurance stakeholders to review the quality assurance processes and derive the associated SOP requirements in key operational areas in which Aeolus stakeholders would be required to comply.  Based on these requirements, initial observations of the quality assurance staffing and competency requirements needed to operationalize Aeolus’s quality assurance functions will be documented.  The quality assurance requirements will provide a base foundation on which to develop the SOP Framework described in Step 3 below (Develop SOP Framework).

We understand the importance of selecting, monitoring and evaluating subcontractors and will work with Aeolus to define operating requirements around subcontractor assessment criteria, including past performance, number of successful IND and BLAs/NDAs supported, staff with experience in GXP related to FDA regulation, manufacturing, and clinical trials.

The results of this analysis will be a competency requirements matrix for both employees and subcontractors that will help address any gaps in the quality assurance function and assist Aeolus Pharmaceuticals in managing associated risk.  This understanding will be critical as we develop realistic recommendations linked to company strategy, regulatory and other government contract performance reporting requirements, and as we support Aeolus through phases of implementing solutions accepted by company management.

Key Deliverables:

•	[…***…] working sessions with Aeolus stakeholders
•	Competency requirement matrices

Program Management

Based on an understanding of Aeolus’s current program management processes and company objectives derived during the kick-off session, we will work with Aeolus to formulate a high level concept of operations for the company’s program management model for government funding research and development.  This concept of operations will include high level processes for managing subcontractors, conducting internal coordination, monitoring partners’ performance against agreed-upon milestones, and reporting to BARDA, all within the framework of government funded work.

Key Deliverables:

•	Program Management Concept of Operations

Document Management

Booz Allen will conduct up to 3 working sessions with Aeolus to review the current document management processes, regulatory requirements, and information needs derived during Step 2:  Evaluate Aeolus’s Process Architecture phase to identify Aeolus’s document management functional requirements, specifically what high level functional requirements its document management system must have.  During the working sessions, we derive and prioritize the requirements by assessing current and envisioned processes, such as, but not limited to, the following:

•	Documentation receipt and verification processes
•	Data storage and archival (including procedures, policies, regulations, etc)
•	Search capabilities
•	Current and future infrastructure requirements and resources required to support the document management process

*Confidential Treatment Requested
Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

•	Options for indexing the data (i.e., full text search, Boolean searches, etc.)
•	Physical space and security requirements

After the document management requirements have been collected and validated, we will identify document management product or solution options available to meet Aeolus’s defined high-level functional requirements.  The team will then identify and perform an evaluation of no more than 5 document management Commercial-off-the-Shelf (COTS) products against the documented functional requirements in order to produce a product recommendation for Aeolus’s procurement consideration.  Exhibit 4 provides illustrative examples of available document management manufacturers and associated document management capabilities that may be considered during the product evaluation.  Booz Allen will align capabilities to a document management system that has both a low initial implementation and ongoing support cost, as determined by Aeolus’s financial situation in regards to document management.

Exhibit 4:  Illustrative Document Management  Vendors and Product Capabilities

[…***…]

The resulting deliverables include a high level document management requirements specification and a document management COTS product evaluation.

Key Deliverables:

•	Document Management Requirement Specifications
•	Document Management Implementation Plan

Earned Value Management

Based on an understanding of Aeolus’s current earned value related processes and company objectives related to EVM which were developed as part of Step 1, we will work with Aeolus to formulate a high level concept of operations for the company’s EVM system for government funding research and development.  This concept of operations will include high level processes for collection of Aeolus and subcontractor cost and performance data to allow for successful integration of these data for Earned Value analysis and reporting both to Aeolus and to funding agencies, such as BARDA.  Development of documentation, procedures, and implementation of the EVM system will be performed as described in 5b.

*Confidential Treatment Requested
Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

Key Deliverables:

•	Earned Value Management Concept of Operations

(3)  Develop SOP Framework

We propose to assist Aeolus Pharmaceuticals in developing a base SOP framework that includes quality document management, document change control, authorization management and risk analysis/mitigation.  The corporate quality assurance function (i.e. Aeolus employees) will maintain and update SOPs which will guide quality assurance throughout non-clinical and clinical development, manufacturing, program management and document management operations.  We will perform an evaluation to identify key business processes that require SOPs and provide input to guide Aeolus’s decisions in the following areas:

•	Mapping of processes required to monitor and support corporate and service providers’ compliance with relevant GXPs, including Good Documentation Practices (GDP)
•	Development of procedures for selecting, evaluating and certifying subcontractors and vendors
•	Establishment of training systems, including high-level requirements and documentation for training of corporate and service providers’ staff based on staff/subcontractor responsibilities
•	Documentation of current procedures and relevant standards for control of sensitive data
•	Development of a deviation system for both corporate systems and subcontractors’/service providers’ quality assurance SOPs, with methodologies for investigating and addressing deviations.

When the initial evaluation stage is complete, we will apply our findings to develop an integrated SOP framework to guide the quality assurance, program management and document management functions.  Our recommendations for the elements of this framework will include references to relevant government regulations and industry standards.  For example, 100 CFR Part 211 states that “there shall be written procedures for production and process control designed to assure that drug products have the identity, strength, quality and purity they purport or are represented to possess.”  Other processes typically included in an integrated SOP framework are:

•	Conduct of clinical and pre-clinical trials
•	Conduct of audits
•	Document management control
•	Protection of sensitive data (clinical trial data, laboratory data, classified information, etc.) as required under the Department of Health and Human Services and the FDA
•	Protection of Human Subjects Regulations (45 CFR Part 46 or 21 CFR Parts 50 and 56, respectively)

Booz Allen will:

•	Develop a systematic, high-level map of key business processes it recommends for inclusion in Aeolus’s quality assurance SOP framework,
•	Identify existing SOPs and demonstrate how hey align with this process map
•	Identify processes covered by subcontractors’ SOPs or not covered by SOPs
•
When subcontractors’ SOPs are used, and if that subcontractor was included on the priority list for conducting stakeholder interviews, provide a qualitative assessment of the maturity of the specific subcontractor with respect to quality assurance management.

Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

•	Develop a program EVM standard operating procedure (SOP) to document to support Aeolus’s EVM system processes

The SOP framework will be delivered in Microsoft PowerPoint format.  The EVM SOP will be delivered in Microsoft Word format.

Key Deliverables:

•	Process Map of key business processes recommended for inclusion in Aeolus’s QA SOP framework, including the following:

o	Identification of existing SOPs alignment with the process map.
o	Identification of current subcontractor SOP alignment with the process map.
o	Identification of gaps in current SOPs
o	Qualitative assessment of subcontractor QA management maturity if subcontractor SOP is a critical SOP

(4)  Deliver Recommendations

Booz Allen will review and analyze requested documentation, observations from stakeholder interviews, expert-identified best operational practices deemed relevant to Aeolus’s development lifecycle phase, as well as leading technology vendor offerings to document potential enhancements of Aeolus’s current and planned future operating process.  The team will develop a high-level framework to characterize the overall feasibility of implementing the proposed recommendations.  This framework will include a set of parameters such as:  […***…] within Aeolus.  We will develop projections of staff and management level of effort needed to implement recommendations.

As much as possible, Booz Allen will look for ways to capitalize on systems already in place at Aeolus or its development partners such as contract research organizations and manufacturing subcontractors, as well as interfaces used with other external systems.  These considerations will be made based on the information gathered during the proposed […***…] stakeholder interviews, and assume assistance from Aeolus team and cooperation from its development partners in gathering these data.

Booz Allen will deliver draft recommendations to Aeolus approximately […***…] weeks following the project kick-off meeting, and will conduct an optional working session with Aeolus management and selected staff within […***…] business days following this deliverable.  The purpose of the working session will be to discuss draft recommendations, address outstanding questions and assumptions, and explore the impact of these recommendations on Aeolus operations.  Booz Allen will incorporate team feedback from the working session (or feedback provided via e-mail within 5 business days of draft recommendations delivery, if Aeolus opts not to conduct the working session) and deliver final recommendations within […***…] weeks.  This deliverable will conclude the Evaluation Stage of the project.

Key Deliverables

•	Draft Implementation Recommendations
•	Recommendation Working Session
•	Final Implementation Recommendations for Project Management, Document Management, EVMS and Quality Assurance.

*Confidential Treatment Requested
Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

3.1.2  Implementation Stage

Booz Allen will work closely with Aeolus leadership and staff to provide support during the Implementation Stage of this project in the areas of quality assurance, program management and document management as desired by the company.  The current proposal provides implementation support only for the EVM system developed to specifically meet the needs and capabilities of Aeolus.  Separate proposals for the implementation phases of work for quality assurance and document management systems will be provided as part of this stage of work.

(5a) Program Management Implementation

Booz Allen will continue the support described in section 3.2, revising the program management interaction framework as required to align with recommendations accepted by Aeolus from the evaluation stage of this contract.

Key Deliverables:

•
Revision of reporting documentation and facilitation of corporate structure documentation as required for program management process revision, including assistance in development and revision of corporate organizational chart, management SOPs, and definitions of key positions (roles and responsibilities) defining clear lines of management and responsibility.

(5b) EVMS Implementation and Program Management Revision

Booz Allen will continue the support described in section 3.2, revising the program management interaction framework to align with successful implementation of the developed EVMS framework.

Key Deliverables:

•
Documentation and forms required for the implementation of an EVM system supported by Booz Allen, including a set of data collection templates to be utilized to capture data in a consistent format for integration into the EVMS system

•	EVM standard operating procedure for the implementation and support of Aeolus’s EVM system processes
o	Subcontractor EVM Data Collection templates
o	Aeolus EVM Data Collection Templates
•	Initiation of EVM support by Booz Allen (See Section 3.2 for additional details)

(5c)  Quality Assurance Implementation

It is our understanding that Aeolus will ensure sufficient internal quality assurance staffing to act on the guidance provided by Booz Allen, in accordance with the priority established for implementation by the Aeolus management team.  Should Aeolus request implementation support or staff augmentation in the area of quality assurance from Booz Allen following the recommendation stage, Booz Allen will provide a separate proposal for the implementation phase of this work.

Key Deliverables:

•	A separate proposal for the implementation phase of this work will be provided upon request.

Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

(5d)  Document Management Implementation

Booz Allen has extensive experience in implementing content/document management systems for federal clients and commercial organizations.  Our team will be ready to support and assist Aeolus with their decision to move forward with the selected document management approach.  Because of the necessity for information regarding the current document management system in place at Aeolus, the extent of documentation to be included within the system, and the decision of which document management system to implement, Booz Allen will, based upon the document management system selected by Aeolus for implementation, provide a separate proposal for the implementation phase of this work.

Ongoing document management support is provided as part of the Support workstream and is described further in Section 3.2.

3.2  Support Workstream

Booz Allen will provide ongoing support to Aeolus for program management, EVMS, and document management systems as they relate to Aeolus’s government funded research and development.  Support will be provided in a phased approach, based upon the initial need of Aeolus for program management support as it related to standards of practice for government contractors and interactions with the government and following with support as required for the ongoing use and maintenance of the document management system recommended and EVMS system developed during the evaluation phase of work (Section 3.3 of this proposal).  Exhibit 5 outlines the timelines for each support function Booz Allen will provide.

Exhibit 5:  Support Workstream Technical Approach

[…***…]

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(A) Project Management and Document Management Support

Booz Allen proposes to support Aeolus’s program management operations by providing the following capabilities:

•
Utilize Booz Allen expertise in government contracting to assist in interactions between the client and its government funders, including development of monthly reports templates, reimbursement request templates and assist in the revision of contract documents when appropriate

•	Provide staff to compile, format, and generate monthly reports and contract documents as required.
•	Provide ongoing assistance in the revision of contract documents, as appropriate.

Booz Allen also proposes to support Aeolus’s document management operations during the initial four months of work by providing the following capabilities:

•	Provide a Master Document Librarian to track, distribute, and facilitate internal document development, approval, and integration into Aeolus’s pre-existing document management systems.

See Section 4.0 for assumptions related to this work as extensive modification to proposed document management support levels, alteration in the number of subcontractors, etc., will require alterations in the level of support provided to Aeolus by Booz Allen and necessitate modification of this proposal/contract.

(B)  Project Management.  Document Management, and Earned Value Management Support

After development and documentation of the EVM system and document management systems as part of the Evaluation and Implementation work stream, Booz Allen will expand ongoing support provided to Aeolus to include ongoing generation of monthly earned-value reports and ongoing assistance in the maintenance and use of the implemented document management system.

Earned Value Management Support

On an ongoing basis, Booz Allen will apply ANSI standard EVM and generate monthly EVM Contractor Performance Reporting (CPR Formats 1 and 5; Control Accounting Plan Report).  In addition, Booz Allen will continue to work with the Aeolus program manager to determine the preferred method for obtaining relevant subcontractor level data to be included in the EVM reporting if revisions are required to those data collection templates developed during the implementation phase of work.

See Section 4.0 for assumptions related to the work described below.  Modifications to the EVM support detailed (i.e., alteration in the number of subcontractors, generation of additional reports, direct data collection from subcontractors by Booz Allen) will require alterations in the level of support provided to Aeolus by Booz Allen and necessitate modification of this proposal/contract.

Booz Allen will implement EVM project-controls at Aeolus through the execution of the elements below:

Configuration and Initial Setup (Year 2, Months 1-3) :

•
Performance Baseline:  Booz Allen will develop the baseline performance parameters (e.g., milestone completion) based upon contract SOW, deliverables, and major activities, and express these parameters in specific terms applicable to the Aeolus contract with BARDA.

Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

•
Cost Baseline:  Booz Allen will develop a cost baseline detailing the budgetary requirements for the project to develop, implement, and operate according to the schedule, with the benefits shown, and provide the baseline performance.

•
Schedule Baseline:  Booz Allen will develop a schedule baseline that depicts a timeline of project events over the life of the project proposed by the Program Manager and approved by the decision authority (e.g., project initiation, major life cycle phase transition points, initial operational capability, and final operational capability).

Ongoing Support and Reporting

•
EVM Contract Performance Reporting (CPR):  Booz Allen will develop and submit EVM Reports to Aeolus on a monthly basis from the time of EVM implementation (Month 15) through the 60 month duration of this contract.  Cost and performance data from subcontractors and Aeolus for the generation of these reports will be submitted to Booz Allen by Aeolus using the data templates developed as part of 5b (and completed by Aeolus and subcontractors monthly).  Monthly EVM report sets will include, and be limited to, a CPR format 1 report, a CPR format 5 report, a Cost Accounting Plan Report and raw cost and performance data in Microsoft Excel format.  These reports will organize and summarize information for the project essential for monitoring costs, assuring schedule adherence, and the early identification of potential risk areas.  This information will include month-to-date, cumulative-to-date, and at-complete metrics for planned value, performance data, actual costs, schedule variance, and cost variances.  Approved thresholds will be used to determine variance reporting requirements and levels.  Additional ad hoc CPRs will be generated at Aeolus’s request, to a maximum of […***…] sets of reports per year.

Document Management Support

Booz Allen will continue to provide the same level of support for document management as during the initial twelve months post-contract award during and after the implementation of a document management system for the duration of this contract (60 months total).  A Master Document Librarian will be provided to track, distribute, and facilitate internal document development, approval, and integration into the newly implemented document management system selected by Aeolus.  This staff will also facilitate the migration of the pre-existing documentation management system at Aeolus to the new document management system, if implemented.

3.3  Project Team

Exhibit 4 illustrates the proposed team structure for this project.  Booz Allen will work collaboratively as part of the integrated Aeolus-Booz Allen team to allow close alignment on project goals and flexibility to adjust to changes in Aeolus’s company and industry environment.  The steering committee will provide periodic review and facilitate the deployment of the breadth of Booz Allen’s resources to meet project needs.  Access to subject matter experts (SMEs) both inside and outside Booz Allen will facilitate timely progress and help resolve questions in highly specialized areas of expertise.  The team structure depicted in Exhibit 6, which will be established for the Evaluation Stage of this project, will be adjusted for the Support Stage.

*Confidential Treatment Requested
Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

Exhibit 6:  Proposed Project Team – Evaluation Stage

[…***…]

The following team members represent the diverse functional and subject matter expertise that is required to successfully perform this work.

[…***…] M.B.A., Principal – Management consultant with 18 years of consulting experience, over 12 years focused on FDA and commercial pharmaceutical companies.  Brings significant and current black-belt level understanding of government contracting best practices.  […***…] will serve as a senior advisor to the team on as-needed basis.

[…***…] Ph.D., M.B.A., Senior Associate – Management consultant and biotechnology professional specializing in both public and private sector strategy development, business planning, and program management.  Booz Allen medical product development capability lead.  Works with non-profit and government organizations on global health and life sciences policy initiatives and medical product development programs.  Interested in R&D organization management for productivity and innovation, as well as portfolio and alliance strategies applied to the biopharmaceutical sector.  Has prior experience as Director, Strategic Alliance Management for a joint drug development program involving government-industry therapeutic co-development partnerships.  […***…] will provide project oversight and apply scientific and management expertise as reviewer of key deliverables.

[…***…] Ph.D, Lead Associate – Strategy and management consultant and biotechnology professional with specific expertise in stem cell therapeutics, tissue-based therapeutics, immunology, virology, molecular biology, and RNAi.  Works with non-profit, government, and commercial organizations on projects involving medical product development.  Interested in R&D and regulatory strategy development in the biopharmaceutical sector.  Has prior experience as Project Manager and Scientist for an adult stem cell program, including project management, accelerated product development, sales force training, product support, client management, government procurement, and market research.

*Confidential Treatment Requested
Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

[…***…] will provide project oversight and apply scientific, management, and subject matter expertise as reviewer of key deliverables.

[…***…] Senior Associate – Business and management consultant on the Booz Allen Business Analytics Team since 2001.  […***…] areas of expertise include cost estimation, analysis, and optimization, fee-for-service funding strategies, earned value management, and analytics for value measurement.  Prior to joining Booz Allen, […***…] worked for 12 years in the private sector where he held positions with […***…].  […***…] leads a team that serves clients in the government healthcare agency markets under the Department of Health and Human Services.  […***…] is a Gartner Certified Total Cost of Ownership (TCO) expert, as well as a policy expert on OMB guidance and Federal cost accounting standards.  […***…] will provide expertise in the development and support of the earned value management system.

[…***…] M.D., Associate – Management consultant with strong experience in clinical research, strategic planning, capacity building and project management.  She has conducted multi-center clinical trials in gynecologic and reproductive health and infection control, both domestically and internationally.  She has provided leadership and technical assistance to major corporations managing their clinical research portfolios and presenting to regulatory bodies and health ministries.  […***…] has lectured globally to major scientific organizations, hospitals, clinicians, and community organizations, and provided written and oral expert opinions for state organizations and industry.  […***…] will provide QA expertise and apply scientific, management, and subject matter expertise as reviewer of key deliverables.

[…***…] M.S., Principal – Management consultant with over 19 years of professional experience, including five years of computer hardware and software sales, nine years of information system/software development life cycle process and project management in a regulatory environment, including system administration, analysis, design, development, information assurance, implementation and maintenance, and imaging, and two years of PKI testing and integration experience.  From a functional perspective, […***…] focused on leading initiatives that produced electronic submission, document/records management and business computer applications that incorporate standards developed by Health Level Seven (HL7).  In addition, he worked as part of teams that have achieved Capability Maturity Model (CMM) Level II and Level III and more recently, Capability Maturity Model Integration (CMMI) Level II and Level III.  His key clients include the […***…] and the […***…].  […***…] will provide expertise in development of Document Management systems.

The project team will have access to subject matter experts (SMEs) with highly specialized areas of expertise.  The biographies below provide an illustrative example of the experts available for support and reach-back.

[…***…] Ph.D., M.S., Senior Associate – Management consultant with more than 15 years experience in the Pharmaceutical industry serving both commercial and government based clients.  Experience to date with has focused on Pharmaceutical Research and Development including the enablement of collaborative R&D tools and support for a Drug Safety Risk Management organization within a top tier pharmaceutical company.  Prior to joining Booz Allen, […***…] was appointed to Global Head of the newly created […***…] group which was created to meet the Organizational Development and Change Management needs of the […***…].  […***…] will provide QA expertise and apply scientific, management, and subject matter expertise as reviewer of key deliverables.

*Confidential Treatment Requested
Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

[…***…] Ph.D., Associate – Management consultant with over 10 years professional experience focused within the life sciences industry, with specific expertise in biochemistry.  Through his work in support of two NIH grants and extensive research on approved and developmental HIV inhibitors in preclinical testing, […***…] has relevant medical and scientific knowledge and expertise related to PDUFA.  […***…] is skilled at working with a wide range of qualitative and quantitative data.  Through his recent work with performers developing novel protein and monoclonal antibody-based expression platforms, he has developed had direct and recent experience with and knowledge of FDA’s new drug and biologic review programs and business processes.  […***…] will provide QA expertise and apply scientific, management, and subject matter expertise as reviewer of key deliverables.

[…***…] Ph.D., Associate – Management consultant with more than eight years of experience in the biomedical industry including two years with the […***…].  […***…] experience includes medical product development, pharmacometrics, research and analysis, and technical writing originating from academic research studies and direct laboratory experience.  Has prior experience in development of applied quantitative methods and data management solutions to address dose selection issues and other drug development and approval decisions for IND/NDAs.  […***…] will provide project support and apply scientific and subject matter expertise as a review of key deliverables.

[…***…] Senior Associate – Management consultant with over 28 years of technical experience in a variety of management and technical supervisory positions, with a focus on strategic IT consolidation and road mapping.  […***…] has assisted nonprofit, government, and commercial organizations through consolidation, migration, and IT strategic road map planning, and document management efforts.  […***…] manages all aspects of client contracts including financial and technical components.  […***…] provides expertise in all phases of developing a Document Management system.

[…***…] Ph.D., Associate – Management consultant with more than 10 years of research and biomedical industry experience.  […***…] has served as Senior Manager for the Acute Radiation Syndrome program at […***…] and as a Scientist and Program Manager for Clinical Development.  In these roles, he was responsible for managing the clinical and regulatory development of a biological drug for the treatment of GI-ARS under a multimillion dollar DOD contract.  […***…] has prior experience in medical radiation countermeasure development, designing and managing both animal and human clinical studies, preparing all relevant regulatory and IND filings with the FDA, and process mapping.  […***…] will provide project support and apply subject matter expertise in medical product development under the animal rule as a review of key deliverables.

[…***…] MBA, Senior Consultant – Management consultant with an Earned Value Professional (EVP) certification and over 10 years of experience in the field of program management and project controls.  […***…] has extensive government contracting experience and has worked on projects within the […***…] as well as across the […***…].  […***…] brings specific expertise in the areas of project scheduling, establishment of milestone performance measures, budget baseline development, Earned Value Management and overall project monitoring and reporting.  […***…] will provide project support and provides expertise in all phases of EVMS development, implementation, and support.

*Confidential Treatment Requested
Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

[…***…] Ph.D., Associate – Technical and management consultant with experience supporting the […***…] as a SETA (science engineering and technical assistant).  […***…] has extensive experience in both the academic and commercial sides of the biotech and health industries related to the development of peptide diagnostics and therapeutics.  […***…] will provide technical expertise and apply scientific, management, and subject matter expertise as reviewer of QA procedures and key deliverables.

4.0 Project Assumptions

The following assumptions underlie the proposed technical approach, and will be used to estimate the level of effort required to implement it:

1.
Booz Allen will provide a framework for recommended quality assurance SOPs based on a systematic evaluation of existing quality assurance procedures and systems, and their linkages to program management and document management processes/systems.

2.
Booz Allen assumes that priority within this scope of work will be given to elements required to develop product for the BARDA contract, i.e. business processes critical for, and aligned with, preclinical and clinical development plan.  Additional requirements not directly related to this development can be added to the scope of work if requested by Aeolus (e.g., support linked to the development of an advanced delivery device, Good Accounting Practices, etc.).

3.
Booz Allen and Aeolus will work collaboratively throughout the project, explicitly defining expectations around communication frequency and responsiveness based on urgency of specific tasks and deliverables (e.g. 24-hour response on tasks critical for mandated deliverables to funders and regulatory authorities).

4.
Aeolus will provide dedicated project champion from the management team, and will hire several key employees who will become part of the integrated Aeolus-Booz Allen team during the evaluation phase of work.  These positions include but are not limited to:  Director QA, Vice President of Manufacturing, and Chief Financial Officer.  Aeolus will also provide key support capabilities via direct hire or other subcontractors to include, but not limited to, a Head of Regulatory Affairs and Manager of Document Control.

5.
Aeolus will provide a prioritized list of key stakeholders to Booz Allen at the kick-off meeting, map them by function and organization (internal and external), and provide e-mail and phone contact information for POCs in each organization intended for inclusion in stakeholder interviews

6.
Booz Allen will develop interview guides, which will be reviewed by Aeolus within 5 business days; Booz Allen will implement requested changes within 5 business days and seek Aeolus’s final approval 5 business days from updated submission

7.	Interviews will commence no earlier than 3 business days following Aeolus’s approval of the interview guides
8.	Booz Allen will conduct up to 10 group interviews with top-priority stakeholders to gather detail on existing processes, data transfers, hand-offs
9.
Aeolus will be responsible for ensuring stakeholders’ availability for interviews within 8 weeks from project kick-off; if unable to schedule interview within this timeframe, the number of organizations providing input will be reduced.

10.
The foregoing interviews will not constitute, nor be equivalent, nor serve as a substitute for audits or mock audits – the purpose is to inform the Concept of Operations and SOP Framework deliverables, and to support DM requirements gathering

*Confidential Treatment Requested
Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

11.
Booz Allen will engage GXP experts efficiently to inform this analysis, to provide review of interview guides, attend stakeholder interviews, participate in the working session to discuss draft recommendations, and provide review of final deliverable; up to 70 hours of expert support is planned, per area of GXP expertise, over the 4-month Evaluation Stage of the project

12.
Booz Allen will hold one meeting per month engaging all involved personnel or their agreed-upon representatives during the first six months of the project to facilitate coordination and help ensure timely work progression relative to the project plan

13.	Booz Allen will provide the following reports as part of monthly and ad hoc EVM report sets: CPR format 1; CPR Format 5; and a Control Accounting Plan Report.
14.	Booz Allen will compile monthly EVM reports based upon information provided to Booz Allen in completed subcontractor EVM template forms.
15.
Booz Allen assumes that data collected for standard monthly reporting requirements during the period prior to EVMS implementation at Aeolus will be sufficient to address all EVM related requirements during this period.

16.
Booz Allen will compile up to 2 ad hoc EVM report sets per annum based upon information provided to Booz Allen in completed subcontractor EVM template forms upon Aeolus request and not to exceed 2 ad hoc reports per annum.

17.
Aeolus will be responsible for all interaction with subcontractors in regards to EVM support.  Aeolus will request, obtain, and provide to Booz Allen all subcontractor data and related information required for the compilation of EVM related reports.

18.	Booz Allen will provide all EVM system functions externally to Aeolus systems (i.e., no software systems will be configured internally at Aeolus to perform reporting).
19.
Aeolus will be responsible for all interaction with subcontractors in regards to EVM, PM, and DM support.  Aeolus will request, obtain, and provide to Booz Allen all subcontractor data and related information required for the compilation of EVM and PM related reports.

20.	All documentation required for generation of EVM, PM, and DM reports will be provided to Booz Allen by Aeolus no later than 2 weeks prior to the report’s due date to the government.
21.
Aeolus will be responsible for and handle the actual submittal of reports and responses to funders and regulators, including ensuring an on time submission.  Booz Allen will provide all deliverables to Aeolus in appropriate Microsoft Office formats leaving sufficient, agreed-upon time for review and quality control.

22.	Booz Allen assumes the Product Master File is an externally operated file, process, and function and is not scoped as part of the Document Management System.
23.	Booz Allen assumes that the Tracking of the Drug Master File (DMF) or any content required to be updated in the DMF is not included within the scope of this effort.
24.	Booz Allen assumes it will not conduct any document conversion or conduct any data migration efforts as part of this scope of work.
25.	Booz Allen assumes that all hardware and software will be purchased, licensed, supported and supplied by Aeolus Pharmaceuticals.
26.
During the Implementation Phase, Booz Allen will define four (4) roles within the Document Management system to include contributor, consumer, coordinator, and administrator.  Booz Allen assumes each user will fall into one of these four roles.

27.	Booz Allen assumes the level of effort expended in support of the Document Management installation and configuration will be limited to the level of effort provided in the cost proposal.
28.	Booz Allen will not conduct any software customization and the Implementation Phase support is limited to software installation/setup and four roles configured.
29.
While the proposed system has the ability to integrate with disparate systems, Booz Allen assumes that the Document Management system is a stand alone system and is not required to integrate with any other system.

Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

30.	Booz Allen assumes there are no workflow estimates built into the Implementation Phase.
31.	Booz Allen assumes that no more than 10 users will be using this document management system in total.
32.	Booz Allen assumes all system, network access, and security is in place, defined, and controlled by Aeolus Pharmaceuticals and will continue to be controlled by Aeolus.
33.	Booz Allen is not responsible for any security issues as it pertains to the document management system or any other work stream.
34.	Booz Allen assumes that all electronic documents will be stored in the document management system which in turn will be in one single location.
35.	Booz Allen assumes that all paper based documents will be stored in one single location.
36.	Booz Allen assumes that we provide a staff member to perform the Master Librarian function.
37.	Booz Allen assumes that the population of the document management system is conducted by the Master Document Control Librarian.
38.	Booz Allen assumes the document management system will support the following document formats: (1) Word 2003, (2) Excel 2003, (3) TIFF 5.0 and 6.0, and (4) PDF.
39.	Booz Allen assumes any additional staff augmentation not listed within our scoped Level of Effort will require a modification to our existing effort.
40.	Booz Allen assumes that Aeolus is responsible for developing the file system used within and outside the document management System.
41.	Booz Allen assumes search capabilities are limited to the capability of the document management system implemented.
42.	Booz Allen assumes no indexing is being conducted to assist with a more rapid document retrieval.
43.	Booz Allen’s scope assumes no Disaster Recovery, High Availability, Operations, or Systems Management capabilities are required.
44.
Booz Allen assumes that document retention requirements are not part of the scope of the Implementation Phase and would require a specific records management analysis to evaluate retention requirements.

45.	Booz Allen assumes archiving requirements are not part of the Implementation Phase.
46.	Booz Allen assumes the Master Document Control Librarian will be responsible for any document distribution.
47.	Booz Allen assumes no documents will be created within the document management system.
48.
Booz Allen assumes Aeolus is responsible for any authenticity of documents and that the document management system being stood up for the Implementation Phase may not provide authenticity functionality.

49.	Booz Allen assumes the document management system will not provide document traceability except for that traceability inherent within the document management system implemented.
50.	Booz Allen assumes that Aeolus Pharmaceutical will be responsible for all data capturing activities including imaging and paper conversions.
51.	Booz Allen assumes no more than five (5) products will be evaluated for functionality and that Booz Allen will not coordinate any live demos.
52.	Earned Value Management System support will include Aeolus and ten (10) subcontractors at any given time. No more than five (5) subcontractors will change between option (yearly) contract periods
53.	Booz Allen assumes EVMS documentation development, implementation, integration, and support will initiate in month 13 of the period of performance and continue through the life of the contract.
54.	Booz Allen assumes that it will be able to replace staff with staff of equal qualifications as the project demands.
55.	Booz Allen’s attached standard terms and conditions, which are incorporated as fully set forth herein, will apply.

Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

PROFESSIONAL FEES

Booz Allen proposes to perform this effort on a time-and-material basis.  Our total professional fees, presented in the table below, for performing the services described in our work plan are estimated to be […***…].  This proposal represents our best estimate of the resources required to fulfill the statement of work.  During performance of this time-and-material effort, Booz Allen may reallocate hours among labor categories in order to best respond to task requirements.

[…***…]

We anticipate that travel and incidental support items will be necessary in the performance of this effort, and have estimated such costs to be […***…] of the total estimated professional fees.  We will invoice actual expenses as incurred.

Booz Allen will invoice in accordance with the labor categories and rates in the table above.  On time-and-material engagements, it is our practice to submit an invoice at the end of each month for our services and expenses for that month.  Invoices are payable via electronic funds transfer to the following bank account within ten (10) days of receipt of invoice:

Financial Institution:  […***…]
9-digit ABA routing number:  […***…]
Account Number:  […***…]

*Confidential Treatment Requested
Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

Estimated invoicing schedule is as follows in the table below.

[…***…]
*Expenses will be billed in separate monthly invoices

Any deviation from this proposal, including without limitation the assumptions contained herein or the attached terms and conditions, will require the parties to agree to an equitable adjustment in the affected project schedule and/or pricing.

*Confidential Treatment Requested
Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

Appendix I

TERMS AND CONDITIONS FOR GENERAL MANAGEMENT CONSULTING ASSIGNMENTS

1.	Scope Of Work: Booz Allen Hamilton Inc. (“Booz Allen”) hereby agrees to perform the work described in the attached proposal to Client (the “Proposal”).

2.
Compensation:  Client agrees to pay Booz Allen for the services actually rendered to the Client pursuant to this Agreement and to reimburse Booz Allen for documented, reasonable, and customary third party expenses incurred in connection with providing such services in accordance with the attached Proposal.

3.
Confidentiality:  Each party shall keep confidential and shall not use (except in connection with this Agreement) any confidential information disclosed to it by the other party.  The parties agree that the following shall not constitute “confidential information”:

(i)
information that was in the public domain or in the possession of the receiving party, as evidenced by the receiving party’s written records, at the time of disclosure to that party by the other party,

(ii)
information independently developed by the receiving party without reference to, or use of, any confidential information disclosed to it by the other party, as evidenced by the receiving party’s written records,

(iii)	information that subsequently comes into the public domain through no fault of the receiving party, and
(iv)	information that is also disclosed to the receiving party by a third party who is under no obligation to the disclosing party to keep that information confidential.

The foregoing notwithstanding, Booz Allen may serve other clients in the same industry as long as it does so without compromising its responsibility to maintain the confidentiality of Client’s confidential information including parties with whom you compete or have a commercial relationship.

4.
Cooperation:  Both Booz Allen and Client acknowledge and agree that successful completion of this assignment will require their full and mutual good faith cooperation.  The development tasks to be performed by Client personnel, including staffing requirements, and the obligations of Client regarding such personnel, are as set forth in the Proposal.  In addition to performing those tasks identified in the Proposal, Client agrees to provide such services, equipment, software and support as are stated to be Client’s responsibility in the Proposal.  Client further agrees that information provided to Booz Allen shall be complete, accurate and prompt, and that it will use its best efforts to review Booz Allen’s work on a timely basis and that such work shall be performed by personnel fully familiar with Client’s business and requirements.

5.
Use of Information:  Client understands and agrees that in performing this assignment Booz Allen will be using publicly available information and information in reports and other material provided by others, including, without limitation, information provided by Client, and that Booz Allen does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information.

6.
Use of Work Product:  Client understands and agrees that all reports, analyses or other material provided by Booz Allen are solely for Client’s information and use in connection with the assignment and may not be delivered to any third party without the prior written consent of Booz Allen, except as required by law or provided for in the proposal Booz Allen shall retain all rights to concepts, approaches, methodologies, models, tools, generic industry information, knowledge and experience possessed by Booz Allen prior to, or acquired by it during, the performance of the assignment.

7.
Limitation of Liability:  Neither Client nor Booz Allen shall have any liability with respect to its obligations under this Agreement or otherwise for consequential, incidental or punitive damages even if it has been advised of the possibility of such damages.  In any event, the liability of Booz Allen to Client for any reason and upon any cause of action shall be limited to the amount paid to Booz Allen by Client hereunder.  This limitation applies to all causes of action in the aggregate, including without limitation to breach of contract, breach of warranty, negligence, strict liability, misrepresentations, and other torts.

8.
Indemnification:  Client hereby agrees to indemnify and hold Booz Allen harmless from and against all claims, liability, losses, damages and expenses as they are incurred, including legal fees and disbursements and the cost of

Booz Allen personnel time at normal professional rates relating to or arising out of any transaction or matter which is related to the subject matter of the assignment.  Client shall not, however be liable under this indemnity to the extent that any such claims, liability, losses, damages and expenses result from the gross negligence or willful misconduct of Booz Allen.

Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

Booz Allen hereby agrees to indemnify and hold Client harmless from and against all claims, liability, losses, damages and expenses as they are incurred, including legal fees and disbursements to the extent due to Booz Allen’s gross negligence or willful misconduct related to Booz Allen’s performance under this Agreement.

9.
Dispute Resolution:  The parties hereto will attempt in good faith to promptly resolve any controversy or claim arising out of or relating to this Agreement through negotiations between them in the normal course of business, before resorting to other remedies available to them pursuant to this Agreement.  For any dispute whatsoever which has not been resolved through negotiation as set forth above, the Parties may seek resolution of the matter utilizing any remedies available at law or in equity.

10.
Termination:  In the event that either party hereto becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other party hereto may, by giving written notice thereof to such party, terminate this Agreement as of a date specified in such notice of termination. The Client may also terminate this Agreement at any time, for any reason or no reason, by giving Booz Allen thirty days’ written notice to that effect; in such event, Booz Allen shall be entitled to payment for services actually rendered and for reasonable, actual and documented expenses and obligations actually incurred in connection with this Agreement prior to the effective date of termination limited to the maximum amount stated in Appendix II of the proposal.

11.
Independent Contractor:  Booz Allen is an independent contractor and not an agent or representative of Client.  No employee of Booz Allen shall be deemed an employee of Client.  Except as otherwise expressly agreed, Client will not have control over Booz Allen or its employees.  Booz Allen agrees that it shall be Booz Allen’s responsibility to withhold all federal, state or local income taxes, social security taxes, unemployment and other payroll taxes required by law to be withheld from the compensation of the employees performing services hereunder.

12.
Equal Opportunity:  Booz Allen agrees that it will not discriminate against any employee or applicant for employment on account of race, color, religion, sex, sexual orientation, disability or national origin.  Booz Allen certifies that it has developed and presently has in full force and effect a written affirmative action compliance program in accordance with the requirements set forth in 41 C.F.R. Section 60–1.40.

13.	Laws And Regulations: Booz Allen agrees, in connection with the performance of services hereunder, to comply with all applicable federal, state or local laws and regulations.

14.
Third-Party Hardware and Software:  The parties understand that any work product delivered under this Agreement may include certain third-party hardware and/or software products.  It is acknowledged by Client that Client shall be solely responsible for obtaining licenses to such third-party software, if such software is not already in Client’s possession, including the right to incorporate such software into its systems.  Booz Allen makes no warranties or representations hereunder, express or implied, as to the quality, capabilities, operations, performance or suitability of any third-party hardware or software including the ability to integrate with any software developed for Client, and the quality, capabilities, operations, performance and suitability of such third-party hardware or software lies solely with Client and the vendor or supplier of that hardware or software.

15.
No Third-Party Beneficiaries:  Booz Allen and the Client mutually agree that this Agreement is intended by them to be solely for the benefit of the parties hereto and that no third parties may rely on any reports, analyses or other material provided by Booz Allen or shall obtain any direct or indirect benefits from the Agreement, have any claim or be entitled to any remedy under this Agreement or otherwise in any way be regarded as third-party beneficiaries under this Agreement.

16.
Securities:  Except as required under rules and regulations of the Securities and Exchange Commission, no reference may be made to Booz Allen in any prospectus, proxy statement, offering memorandum, or similar document without Booz Allen’s prior written consent, which Booz Allen may, in its discretion, withhold.

17.	Best Efforts: Booz Allen agrees to undertake this assignment on a best efforts basis and that its findings and recommendations will reflect its best judgment based on the information available to it.

18.
Assignment:  The Client and Booz Allen agree that neither party may assign its rights under this Agreement without the prior written consent of the other party, such consent will not be unreasonably withheld.

Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.

19.
Force Majeure:  Neither party shall be liable to the other for any delay or failure to perform any of the services or obligations set forth in this Agreement due to a cause beyond its reasonable control.  Performance times shall be considered extended for the period required to make up the work lost because of such cause.

20.
Miscellaneous:  The attached Proposal and these terms and conditions constitute the entire agreement and understanding between the parties with respect to the subject hereof and merges and supersedes all prior discussions and writings with respect hereto.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, U.S.A. with the exception of its conflict of laws provisions.  No modification, alteration or amendment of this Agreement shall be effective unless contained in a writing that is signed by both parties and that specifically refers to this Agreement.  In the event that any term or provision of this Agreement shall, for any reason, be held to be illegal, invalid or unenforceable under the laws, regulations or ordinances of any federal, state or local government authority to which this Agreement is subject, such term or provision shall be deemed severed from this Agreement, and the remaining terms and provisions will be unaffected thereby.

21.	Headings: The headings in these Terms and Conditions are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement

22.
Warranty Disclaimer:  BOOZ ALLEN DOES NOT MAKE, AND THE CLIENT HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.  CLIENT DOES NOT MAKE, AND BOOZ ALLEN HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.  THE PARTIES AGREE THAT THE FAILURE OF ANY WORK PRODUCT DELIVERED HEREUNDER TO PERFORM IN ACCORDANCE WITH APPLICABLE SPECIFICATIONS SHALL NOT BE CONSIDERED A FAILURE OF THE ESSENTIAL PURPOSE OF THE REMEDIES CONTAINED HEREIN.

Use or disclosure of data contained on this sheet is subject to the restriction on the title page of this proposal.